Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Updates on its Development Activities for Firdapse™

CORAL GABLES, FL, October 29, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases, provided an update on the status of its development activities for its lead product candidate, Firdapse™, which is being evaluated in a pivotal Phase 3 clinical trial for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS).

The Phase 3 trial is designed as a randomized, double-blind, placebo-controlled discontinuation study followed by an open-label extension period in approximately 36-patients across 19 sites in the United States and Europe. Catalyst also expects to add approximately six sites in the United States (US), Canada, South America and Europe in the near future. Firdapse™ for the treatment of LEMS has recently been granted Breakthrough Therapy designation by the U.S. Food & Drug Administration (FDA).

Catalyst expects that it will report top-line results from the double-blind portion of this Phase 3 trial during the second quarter of 2014 and, if the trial results are successful, Catalyst expects to submit a new drug application (NDA) with the FDA in the first half of 2015. Further, as previously reported, an interim safety analysis was recently performed by the independent Data Safety Monitoring Committee that is part of the routine oversight of the Phase 3 trial. Following this meeting, the Committee recommended that Catalyst continue the trial as planned. This recommendation is based on the Committee’s review of unblinded safety and clinical data available from the on-going trial.

Patrick McEnany, Catalyst’s Chairman and CEO, commented, “Catalyst is dedicated to advancing important life-altering therapies targeting rare neuromuscular diseases. We are committed to combatting LEMS as our first orphan disease priority, followed by infantile spasms and Tourette Syndrome. If we are successful in bringing Firdapse™ to market, it will be the first ever FDA approved product, demonstrating safety and efficacy for the treatment of LEMS. We expect that Catalyst and Firdapse™ will provide LEMS patients and their physicians with an alternative therapeutic option and easier access to on-going support.”

The Company also commented on the following matters relating to the development of Firdapse™:

•	Catalyst’s proprietary product, Firdapse™, contains the phosphate salt of 3,4-DAP, which is a potassium channel blocker. The Firdapse™ currently being used in Catalyst’s Phase 3 pivotal trial is the same product approved for marketing in Europe and has been shown to be more stable than the free base form of 3,4-DAP. This enhanced stability is expected to provide LEMS patients with the assurance that their drug has the correct potency and purity in every dose.

•	Catalyst has previously reported that another pharmaceutical company is conducting a Phase 2 trial with a different formulation of amifampridine (3,4-DAP) for the treatment of LEMS. While there can be no assurance, Catalyst continues to believe that its development program for the product is further along in the development than this other company.

•	Catalyst believes that the LEMS patient community deserves the benefits of having an approved product to treat their disease that has met the FDA’s stringent burden of proof in safety and efficacy and is widely available for use by physicians treating LEMS patients. To date, no version of amifampridine or its phosphate salt has been approved by the FDA for use in the treatment of LEMS. To obtain approval to market a drug in the US, a significant number of preclinical and clinical safety and efficacy studies must be completed. This includes studies which evaluate the efficacy of the product, including in most cases at least one double-blind, placebo-controlled pivotal registration trial that meets the requirements established by the FDA. It also includes studies that evaluate the drug’s long-term toxicity, acute toxicity, reproductive toxicity, carcinogenicity, cardiac safety, renal safety, pharmacokinetics, absorption, distribution, metabolism, and elimination. Particularly with respect to products containing 3,4-DAP or its salts, there is a wide metabolic variability within the patient population, which must be characterized in order to provide physicians with information about what to expect in the patients they treat and, more importantly, with instructions on how to safely prescribe the drug to their patients. The FDA typically expects that clinical trials supporting approval of a product would be done with multiple batches of the to-be commercialized form of the drug, which has to be manufactured under good manufacturing practices (“GMP”), using a validated manufacturing process suitable for commercialization, tested with validated analytical methods, and tested for shelf life stability. Catalyst believes that its development plan for Firdapse™ has been designed to meet all of these requirements and has been previously discussed with the FDA.

•	Over the course of its development and launch of Firdapse™, Catalyst expects to make a cumulative investment of between $40 million and $50 million. This is a significant investment of capital and years of research and development by Catalyst and is additional to the millions of dollars that have already been or are currently being spent in the development of this product by BioMarin Pharmaceutical, the other former licensors of the product, and the innovator, the pharmaceutical unit (AGEPS) of the Paris Public Hospital Authority (AP-HP).

•	While pricing for Firdapse™ has not been established, Catalyst recognizes the importance of access to affordable medicines. Catalyst expects to work with insurers to develop appropriate plans for broad patient access in the US market.

•	Catalyst is already working on the development of a patient assistance program that will insure that all LEMS patients who need the drug will have access to an FDA approved drug, regardless of their economic circumstances.

•	Catalyst intends to develop patient advocacy and solutions programs which will allow for disease awareness, and for patient and physician education.

Catalyst also reported that it has seen press releases disseminated by several law firms announcing that they have filed class action lawsuits against the company and one or more of its officers and directors alleging violations of federal securities laws. Catalyst believes such suits to be without merit and such suits will be vigorously defended.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received “Breakthrough Therapy Designation” from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted US orphan drug designation for the treatment of infantile spasms by the FDA and has been granted EU orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact: Patrick J. McEnany Catalyst Pharmaceutical Partners Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com